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                                                                 Exhibit (d)3.13

                                LETTER AGREEMENT

State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 10 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated August 2, 1988, FRIC advises you that it is (i) creating one new fund to be named the Russell Multi-Manager Principal Protected Fund (the "New Fund") and (ii) creating Class A, Class B and Class C Shares for the New Fund. FRIC desires for State Street Bank and Trust Company to compute the performance results of each class of the New Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement. The fees to be charged by you in return for your services are set forth in the Yield Calculation Services Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:_____________________________
   Mark E. Swanson
   Treasurer

Accepted this ___ day of __________, 2002


STATE STREET BANK AND TRUST COMPANY


By:_____________________________
Its:____________________________